UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): October 23, 2007
NAVISITE, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	000-27597 (Commission File No.)	52-2137343 (IRS Employer Identification No.)

400 Minuteman Road Andover, Massachusetts (Address of principal executive offices)	01810 (Zip Code)
(978) 682-8300
(Registrant’s telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 4.02(a) Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review.

Item 4.02(a)   Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review.
On October 23, 2007, NaviSite, Inc. (the “Company”), upon review and after discussion with KPMG LLP (“KPMG”), the Company’s independent registered public accounting firm and the Audit Committee of the Company’s Board of Directors, determined that the presentation of certain debt issuance costs related to the Company’s debt financing with Silver Point Finance LLC in April 2006 were not classified in accordance with GAAP and should be restated in both the Consolidated Statement of Cash Flows for the fiscal year ended July 31, 2006 and the Condensed Consolidated Statement of Cash Flows for the nine months ended April 30, 2006. The Consolidated Statement of Cash Flows for the fiscal year ended July 31, 2006 and the Condensed Consolidated Statement of Cash Flows for the nine months ended April 30, 2006 should no longer be relied upon.
The costs, totaling approximately $4.9 million, were incorrectly classified and included as a component of cash flows from operating activities in the Consolidated Statement of Cash Flows for the fiscal year ended July 31, 2006 and in the Condensed Consolidated Statement of Cash Flows for the nine months ended April 30, 2006. If reported correctly, these costs should have been presented as a net amount against the cash proceeds received from the debt financing. The reclassification will result in no changes to the Consolidated Balance Sheet, Consolidated Statement of Operations or Consolidated Statement of Changes in Stockholders’ Equity (Deficit) at and for the year ended July 31, 2006 or to the Condensed Consolidated Balance Sheet or the Condensed Consolidated Statement of Operations at and for the nine months ended April 30, 2006.
The Company will include the corrected financial information for the year ended July 31, 2006 and the nine months ended April 30, 2006 in its Form 10-K for the year ended July 31, 2007, which is expected to be filed timely, no later than October 29, 2007. However, the time required to complete the restatement cannot be stated with certainty at this time and will depend, in part, upon completion of KPMG’s audit of the restatement.
KPMG has not yet completed its audit procedures relating to the restatement, but the Company currently expects the changes to be reflected in the restated 2006 Consolidated Statement of Cash Flows as shown below.

	As Originally
Statement of Cash Flows caption	Reported	Adjustment	As Restated
		(In thousands)
Cash flows from operating activities:
Prepaid expenses and other current assets, net	$(2,026)	$979	$(1,047)
Long term assets	(957)	3,886	2,929
Net cash provided by (used for) operating activities	(3,410)	4,865	1,455

Cash flows from financing activities:
Proceeds from notes payable, net	70,436	(4,865)	65,571
Net cash provided by financing activities	5,709	(4,865)	844
Net decrease in cash	(3,456)	—	(3,456)
Cash balance at end of year	$3,360	$—	$3,360
The Condensed Consolidated Statement of Cash Flows for the nine months ended April 30, 2006 is expected to be corrected as follows:

	As Originally
Statement of Cash Flows caption	Reported	Adjustment	As Restated
		(In thousands)
Cash flows from operating activities:
Prepaid expenses and other current assets, net	$(2,222)	$979	$(1,243)
Long term assets	(873)	3,886	3,013
Net cash provided by (used for) operating activities	(7,713)	4,865	(2,848)

Cash flows from financing activities:
Proceeds from notes payable, net	70,436	(4,865)	65,571
Net cash provided by financing activities	5,956	(4,865)	1,091
Net decrease in cash	(6,084)	—	(6,084)
Cash balance at end of period	$732	$—	$732

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NaviSite, Inc.
Date: October 26, 2007	By:	/s/ James W. Pluntze
Chief Financial Officer